Exhibit 10.3

OCEANEERING INTERNATIONAL, INC.
EXECUTIVE LEADERSHIP TEAM SEVERANCE PLAN
(Effective as of March 17, 2026)
ARTICLE I
GENERAL
The provisions of this Plan shall be effective as of March 17, 2026 and shall remain in effect, subject to the right of the Board or the Committee to amend or terminate this Plan at any time pursuant to Section 4.5. The rights, if any, of any person hereunder shall be determined pursuant to this Plan as in effect on the date such person ceases to be an employee of the Company, unless a subsequently adopted provision of this Plan is applicable to such person in accordance with the provisions of Section 4.5.
ARTICLE II
DEFINITIONS AND USAGE
2.1Definitions. Wherever used in this Plan, the following words and phrases shall have the meaning set forth below unless the context plainly requires a different meaning:
(a)“Award” means an award granted under the Incentive Plan.
(b)“Base Salary” means, with respect to a Participant, the Participant’s annual base salary as in effect as of immediately prior to the Termination Date; provided that if the Participant resigns for Good Reason due to a material reduction by the Company in the Participant’s annual base salary, then “Base Salary” means the Participant’s annual base salary as in effect as of immediately prior to such material reduction.
(c)“Board” means the Board of Directors of Oceaneering.
(d)“Cause” means, with respect to a Participant, the Participant’s:
(i)conviction of, or plea of guilty or nolo contendere to, a felony or any crime involving fraud, dishonesty or moral turpitude;
(ii)gross negligence or willful misconduct in the performance of the Participant’s duties that is materially injurious to the Company;
(iii)material breach of the Company’s written policies (including its Code of Conduct) or material breach of a material contractual obligation to the Company; or
(iv)willful and continued failure to perform material job duties, after written notice from the Company and a reasonable opportunity to cure such failure.
514904415.8

For clause (ii) or (iv), an act or omission done in good faith and in the Participant’s reasonable belief that it was in the Company’s best interest shall not constitute Cause.
(e)“CEO” means the Chief Executive Officer of Oceaneering.
(f)“Change of Control Plan” means the Oceaneering International, Inc. Change of Control Plan, as amended from time to time.
(g)“Code” means the Internal Revenue Code of 1986, as amended.
(h)“Committee” means the Compensation Committee of the Board or such other committee of the Board as may be designated by the Board, from time to time, to administer this Plan.
(i)“Company” means, collectively, Oceaneering and its subsidiaries.
(j)“Disability” means, with respect to a Participant, the Participant’s continuing full-time absence from the Participant’s duties with the Company for 90 days or longer as a result of physical or mental incapacity, which absence is anticipated to extend for 90 additional days or longer, with such need for absence and the anticipated duration to be determined solely by a medical physician of the Participant’s choice who is approved by Oceaneering, which approval shall not be unreasonably withheld.
(k)“Eligible Executive” means (i) the CEO, (ii) the Chief Financial Officer, the Chief Operating Officer, the Chief Legal Officer, the Chief HR Officer, or the Chief Commercial Officer, in each case, of Oceaneering, or (iii) any other officer of Oceaneering who is designated by the Board as an “Eligible Executive”.
(l)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(m)“Good Reason” means, with respect to a Participant, any of the following without the Participant’s prior written consent:
(i)a material diminution of the Participant’s position, authority, duties, or responsibilities (including a requirement to report to a lower-level officer);
(ii)a material reduction in the Participant’s Base Salary, Target Annual Short-Term Incentive, or Target Long-Term Incentive (other than an across-the-board reduction of similar percentage for all peer executives);
(iii)a material reduction in the aggregate value of the Participant’s benefits and perquisites (including failure to continue any material benefit plan, or any action that substantially reduces the Participant’s overall benefits);
(iv)relocation of the Participant’s principal office by more than 50 miles from its current location; or

514904415.8	2

(v)material breach of a material contractual obligation to the Participant (including failure of any successor to assume such obligation);
provided, however, that no later than 30 days after learning of the action (or inaction) described herein as the basis for a termination of employment for Good Reason, the Participant shall advise Oceaneering in writing that the action (or inaction) constitutes grounds for a termination of the Participant’s employment for Good Reason, in which event Oceaneering shall have 30 days (the “Cure Period”) to correct such action (or inaction). If such action (or inaction) is not corrected prior to the end of the Cure Period, then the Participant may terminate the Participant’s employment with the Company for Good Reason within the 30-day period following the end of the Cure Period by giving written notice to Oceaneering. If such action (or inaction) is corrected before the end of the Cure Period, then the Participant shall not be entitled to terminate the Participant’s employment for Good Reason as a result of such action (or inaction).
(n)“Incentive Plan” means the 2020 Incentive Plan of Oceaneering, as may be amended and/or restated from time to time, or any successor plan thereto.
(o)“Oceaneering” means Oceaneering International, Inc., a Delaware corporation.
(p)“Participant” means an Eligible Executive who timely executes and returns to the Committee (or its delegate) the Participation Agreement.
(q)“Participation Agreement” means a written or electronic document, substantially in the form attached hereto as Exhibit A, executed by an Eligible Executive, pursuant to which the Eligible Executive (i) acknowledges that the Eligible Executive has been designated to be a Participant and agrees to the terms and conditions of this Plan and (ii) accepts and acknowledges that the Eligible Executive is subject to the restrictive covenants set forth in Annex A to the Participation Agreement.
(r)“Person” means any individual, corporation, partnership, group (as such term is used in Rule 13d‑5 under the Exchange Act), association or other person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, and the related rules and regulations promulgated thereunder).
(s)“Plan” means this Oceaneering International, Inc. Senior Executive Severance Plan, as amended from time to time.
(t)“Short-Term Incentive Award Program” means for each year, Oceaneering’s fiscal year short-term incentive program, or any other such program adopted by the Board or the Committee, which provides for the payment of additional incentive compensation contingent on achievement of specified performance targets for that specific year.

514904415.8	3

(u)“Target Long-Term Incentive” means, with respect to a Participant, the Participant’s target long-term incentive opportunity for the year in which the Termination Date occurs, or if no such target opportunity has been established for such year, the Participant’s most recent target long-term incentive opportunity
(v)“Target Short-Term Incentive” means, with respect to a Participant, the Participant’s target short-term incentive opportunity under the Short-Term Incentive Award Program for the year in which the Termination Date occurs, or if no such target opportunity has been established for such year, the Participant’s most recent target short-term incentive opportunity.
(w)“Termination Date” means, with respect to a Participant, the date the Participant’s employment with the Company terminates, which date is the final date of the Participant’s employment with the Company; provided, however, that such termination is a “Separation from Service” (within the meaning of Code Section 409A and Treasury Regulation § 1.409A-1(h)(3) (or any successor regulations or guidance thereto)).
ARTICLE III
SEVERANCE BENEFITS AND REQUIREMENTS
3.1Severance Benefits. If a Participant’s employment is terminated by the Company without Cause or by the Participant for Good Reason, then subject to the requirements set forth in Section 3.2, the Participant shall be entitled to the following payments and benefits (collectively, the “Severance Benefits”):
(a)Base Salary and Target Short-Term Incentive Payments. The Participant will receive payments in an aggregate amount equal to the product of (i) one (or two, for the CEO), multiplied by (ii) the sum of the Base Salary plus the Target Short-Term Incentive, payable in substantially equal installments in accordance with the Company’s usual payroll practices during the period beginning on the Termination Date and ending on the 12-month anniversary of the Termination Date (or the 24-month anniversary of the Termination Date, for the CEO); provided that any such installments that would otherwise be payable prior to the Release Effective Date will be accumulated and paid on the first regularly scheduled payroll date following the Release Effective Date.
(b)Prorated Short-Term Incentive. With respect to the short-term incentive that the Participant was eligible to earn for the year in which the Termination Date occurs, the Participant will receive payment of a prorated portion of such short-term incentive, in the amount, if any, determined based on actual performance for such year in accordance with the terms of the applicable Short-Term Incentive Award Program (provided that any performance goals that are based on individual performance of the Participant will be deemed met at target), with such proration calculated based on the number of days that the Participant was employed by the Company during such year, payable on the regular payment date under such plan.

514904415.8	4

(c)Standard Health Plans. To the extent that, as of immediately prior to the Termination Date, the Participant and the Participant’s eligible dependents, if applicable, were covered under the Company’s medical, dental and vision plans (other than the supplemental health plan referenced in Section 3.1(d)), the Participant will receive payments in an aggregate amount equal to the Company’s portion of the monthly premium for such coverage the period beginning on the Termination Date and ending on the 12-month anniversary of the Termination Date (or the 18-month anniversary of the Termination Date, for the CEO), payable in substantially equal installments in accordance with the Company’s usual payroll practices during such period; provided that any such installments that would otherwise be payable prior to the Release Effective Date will be accumulated and paid on the first regularly scheduled payroll date following the Release Effective Date. For clarity, the Participant will not be required to elect to continue to participate in such plans under the Consolidated Omnibus Budget Reconciliation Act of 1985 to receive the payments described in this Section 3.1(c).
(d)Supplemental Executive Health Plan. If, as of immediately prior to the Termination Date, the Participant and the Participant’s eligible dependents, if applicable, were covered under the Company’s supplemental health plan for executives, if any, then to the extent permitted by the terms of such plan, the Participant will be entitled to elect to continue such coverage at the same cost to the Participant as for active senior executives, for the period beginning on the Termination Date and ending on the 12-month anniversary of the Termination Date (or the 18-month anniversary of the Termination Date, for the CEO).
(e)Time-Based Awards. With respect to each unvested Award held by the Participant as of immediately prior to the Termination Date that was scheduled to vest based solely on the Participant’s continued employment through one or more specified dates following the Termination Date, effective as of the Release Effective Date, a prorated portion of such Award will vest, with such proration calculated based on the number of days that the Participant was employed by the Company during the applicable vesting period. For clarity, the remaining portion of such Award will be forfeited as of the Termination Date.
(f)Performance-Based Awards. With respect to each unvested Award held by the Participant as of immediately prior to the Termination Date that was scheduled to vest based on achievement of specified performance goals for a performance period ending after the Termination Date, effective as of the Release Effective Date, a prorated portion of such Award will remain outstanding as of the last day of such performance period and will remain eligible to vest based on actual performance for such performance period, with such proration calculated based on the number of days that the Participant was employed by the Company during such performance period (and to the extent that such portion does not vest based on actual performance, such portion will be forfeited as of the last day of such performance period). For clarity, the remaining portion of such Award will be forfeited as of the Termination Date.

514904415.8	5

(g)Prior Year Short-Term Incentive. If the Termination Date occurs prior to the date on which the Participant receives payment of the short-term incentive, if any, earned by the Participant for the year prior to the year in which the Termination Date occurs, the Participant will receive payment of such short-term incentive, in the amount, if any, determined based on actual performance for such year in accordance with the terms of the applicable Short-Term Incentive Award Program, payable on the regular payment date under such plan; provided that if such regular payment date is prior to the Release Effective Date, then the Participant will receive such payment on the first regularly scheduled payroll date following the Release Effective Date.
(h)Outplacement. During the period beginning on the Release Effective Date and ending on the 12-month anniversary of the Termination Date (or the 24-month anniversary of the Termination Date, for the CEO), outplacement services will be made available to the Participant through a service provider selected by the Company; provided that the aggregate cost of such services will not exceed $25,000 (or $50,000, for the CEO).
3.2Requirements for Severance Benefits. A Participant’s entitlement to the Severance Benefits is subject to the following requirements:
(a)Release. The Participant must execute, deliver to the Company and not revoke a waiver and release of claims (a “Release”) substantially in the form attached hereto as Exhibit B (subject to any modifications thereto as the Committee reasonably determines are necessary to meet the requirements of applicable law) that becomes effective and irrevocable by no later than 60 days after the Termination Date (the date on which the Release becomes effective and irrevocable, the “Release Effective Date”).
(b)Restrictive Covenants. The Participant must comply with the restrictive covenants (the “Covenants”) set forth in Annex A to the Participation Agreement. In the event a Participant fails to comply with any of the Covenants, the Participant shall repay to the Company any Severance Benefits that the Participant previously received, and no further Severance Benefits shall be payable to the Participant under this Plan.
3.3No Mitigation through Subsequent Employment. No Participant shall be required to mitigate the amount of any payment provided for in this Plan by seeking other employment, nor shall the amount of any payment provided for in this Plan be reduced by any compensation earned by a Participant as the result of employment by another Person after the Termination Date.
3.4No Duplication of Severance Benefits. Notwithstanding anything in this Plan to the contrary, no Severance Benefits will be payable under this Plan to a Participant whose employment is terminated by the Company without Cause or by the Participant for Good Reason if the Participant is eligible for severance benefits in connection with such termination under the Change of Control Plan or any individual agreement entered into between the Participant and the Company (other than any agreement that sets forth the terms applicable to an Award).

514904415.8	6

ARTICLE IV
MISCELLANEOUS PROVISIONS
4.1Notices. All notices and other communications pursuant to or in connection with this Plan shall be in writing and shall be deemed to have been given when delivered in person to the persons specified below or deposited in the United States mail, certified or registered mail, postage prepaid and addressed as follows: (a) if to the Company, at Oceaneering’s principal office address or such other address as Oceaneering may have designated by written notice for purposes hereof, directed to the attention of the Chair of the Committee, in the care of Oceaneering’s Secretary, and (b) if to a Participant, at the Participant’s residence address, as reflected in the records of the Company, or to such other address as the Participant may have designated to Oceaneering in writing for purposes of this Plan.
4.2Dispute Resolution.
(a)Governing Law. This Plan shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Texas, without regard to any choice of law principles that would result in the application of the laws of another jurisdiction, except to the extent preempted by U.S. federal law.
(b)Jurisdiction and Venue. If any dispute arises with respect to any action, suit or other legal proceeding pertaining to this Plan or to the interpretation of or enforcement of a Participant’s rights under this Plan, Oceaneering and the Participant: (i) agree that exclusive jurisdiction for any such suit, action or legal proceeding shall be in the federal or state courts situated in Houston, Harris County, Texas; (ii) each consent to the jurisdiction of each such court in any such suit, action or legal proceeding and will comply with all requirements necessary to give such court jurisdiction; (iii) each waive any objection to the laying of venue of any such suit, action or legal proceeding in any of such court; and (iv) each agree to waive all rights to a trial by jury.
4.3 Code Section 409A.
(a)Interpretation. This Plan is intended to comply with or be exempt from the requirements of Code Section 409A and the regulations thereunder (“Section 409A”) and shall be construed and interpreted in accordance with such intent. To the extent any Severance Benefit provided under this Plan is subject to Section 409A, such Severance Benefit shall be provided in a manner that complies with Section 409A.
(b)Delay of Payment. To the extent required to comply with Section 409A (as determined by Oceaneering), if a Participant is a “specified employee,” as determined by Oceaneering, as of the Termination Date, then all Severance Benefits due under this Plan that constitute a “deferral of compensation” within the meaning of Section 409A, that are provided as a result of a “separation from service” within the meaning of Section 409A, and that would otherwise be paid or provided during the first six months following the Termination Date, shall be accumulated through and paid or provided on the first business day that is more than six months after the Termination Date (or, if the Participant dies

514904415.8	7

during such six-month period, within 90 days after the Participant’s death). Each payment under this Plan, including each payment in a series of installment payments, is intended to be a separate payment for purposes of Treasury Regulation § 1.409A-2(b).
(c)Reimbursements and In-Kind Benefits. All reimbursements and in-kind benefits provided pursuant to this Plan shall be made in accordance with Treasury Regulation § 1.409A-3(i)(1)(iv), such that any reimbursements or in-kind benefits will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. Specifically, (i) the amounts reimbursed and in-kind benefits provided under this Plan, other than total reimbursements that are limited by a lifetime maximum under a group health plan, during a Participant’s taxable year may not affect the amounts reimbursed or in-kind benefits provided in any other taxable year, (ii) the reimbursement of an eligible expense shall be made on or before the last day of a Participant’s taxable year following the taxable year in which the expense was incurred, and (iii) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit.
4.4Clawback. This Plan and each Participation Agreement shall be subject to any clawback policy of the Company in effect from time to time.
4.5Amendment or Termination. The Board or the Committee may amend (in whole or in part) or terminate this Plan and any Participation Agreement at any time. Notwithstanding the foregoing, no termination or amendment of this Plan or any Participation Agreement shall reduce or terminate a Participant’s right to receive, or continue to receive, any Severance Benefits that became payable in respect of a termination of the Participant’s employment that occurred prior to, or that occurs within 90 days after, the date of such termination or amendment of this Plan or the Participation Agreement.
4.6Administration.
(a)The Committee shall have full and final authority, subject to the express provisions of this Plan, with respect to designation of the Participants and administration of this Plan, including the authority to construe and interpret any provisions of this Plan and to take all other actions deemed necessary or advisable for the proper administration of this Plan, and such decisions shall be binding on all parties.
(b)Oceaneering shall indemnify and hold harmless each member of the Committee and any other employee of the Company who acts at the direction of the Committee against any and all expenses and liabilities arising out of such person’s administrative functions or fiduciary responsibilities, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such member’s or employee’s own gross negligence or willful misconduct. Expenses against which such member or employee shall be indemnified hereunder shall include, without limitation, the amounts of

514904415.8	8

any settlement or judgment, costs, counsel fees and related charges incurred in connection with a claim asserted or a proceeding brought or settlement thereof.
4.7Company Successors. This Plan shall be binding upon and inure to the benefit of Oceaneering, its successors and assigns (including, without limitation, any company into or with which Oceaneering may merge or consolidate).
4.8No Assignment by Participants. A Participant’s right to receive Severance Benefits hereunder shall not be assignable or transferable, whether by pledge, creation or a security interest or otherwise, whether voluntary, involuntary, by operation of law or otherwise, other than a transfer by will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this Section 4.8, the Company shall have no liability to pay any amount so attempted to be assigned or transferred. The benefits under this Plan shall inure to the benefit of and be enforceable by a Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
4.9Tax Withholding. The Company may withhold from any Severance Benefits payable under this Plan all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.
4.10No Employment Rights Conferred. This Plan shall not be deemed to create a contract of employment between a Participant and the Company or any other Person. Nothing contained in this Plan shall (a) confer upon a Participant any right with respect to continuation of employment with the Company or any other Person or (b) subject to the rights and benefits of a Participant hereunder, interfere in any way with the right of the Company to terminate the Participant’s employment at any time.
4.11Entire Plan. This Plan and the Participation Agreement contain the entire understanding of each Participant and the Company with respect to the subject matter herein. There are no restrictions, agreements, promises, warranties, covenants or undertakings between a Participant and the Company with respect to the subject matter herein other than those expressly set forth herein and in the Participation Agreement.
4.12Severability. If any provision of this Plan is, becomes or is deemed to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Plan shall not be affected thereby.
4.13Headings. The titles and headings to Sections contained in this Plan are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Plan.
4.14Construction. Whenever the context requires, the gender of all words used in this Plan includes the masculine, feminine and neuter and terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless otherwise specified, all references to Articles or Sections refer to articles or sections of this Plan. As used herein: (i) the word “includes” or “including” means “including, but not limited to,” unless the context otherwise

514904415.8	9

requires; (ii) the words “shall” and “will” are used interchangeably and have the same meaning; (iii) the words “this Plan,” “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Plan shall refer to this Plan as a whole and not any particular Section in which such words appear; and (iv) the word “or” shall have the inclusive meaning represented by the phrase “and/or” unless the context requires otherwise. A defined term has its defined meaning throughout this Plan, regardless of whether it appears before or after the place where it is defined.

514904415.8	10

Exhibit A
OCEANEERING INTERNATIONAL, INC.
EXECUTIVE LEADERSHIP TEAM SEVERANCE PLAN
PARTICIPATION AGREEMENT
This Participation Agreement (this “Agreement”) is entered into by and between Oceaneering International, Inc., a Delaware corporation (“Oceaneering”), and the undersigned (the “Participant”), effective as of [●] (the “Participation Effective Date”), pursuant to the Oceaneering International, Inc. Executive Leadership Team Severance Plan, effective as of March 17, 2026, as it may be amended from time to time (the “Plan”), in accordance with the terms and conditions of the Plan. Capitalized terms not defined in this Agreement (including in Annex A hereto) shall have the meaning ascribed to them in the Plan.
Subject to the timely execution and return of this Agreement to [Title or Name], as of the Participation Effective Date, the Participant is an Eligible Executive under the Plan (as notified by Oceaneering).
The Participant agrees that the terms and conditions of the Plan and this Agreement will govern the Participant’s eligibility for any Severance Benefits provided under the Plan, and the Participant further acknowledges and agrees that:
1.The Participant has received a copy of the Plan and has read and understood all of the terms and condition of the Plan.
2.Except as otherwise provided in the Plan, the Participant’s participation in the Plan may change or cease at any time by action of Oceaneering or as otherwise provided under the Plan’s terms and conditions (including, but not limited to, a change in the Participant’s employment position).
3.The payment or receipt of any Severance Benefits is contingent upon, and subject to, the Participant’s execution and timely delivery to Oceaneering (or its designee) of a Release.
4.In exchange for participation in the Plan and the potential payment or receipt of any Severance Benefits, the Participant is subject to, and will comply with, all of the restrictive covenants (the “Covenants”) that are attached as Annex A to this Agreement. If the Committee (or its delegate) determines that the Participant has breached any of the Covenants, all remedies available under the Plan and by law shall be available to Oceaneering, which may include the Participant’s forfeiture or reimbursement of all or a portion of the Severance Benefits subject to this Agreement.
The Plan and this Agreement are governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Texas, without regard to any choice of law principles that would result in the application of the laws of another jurisdiction, except to the extent preempted by U.S. federal law. If any dispute arises with respect to any action, suit or
514904415.8

other legal proceeding pertaining to the Plan or to the interpretation of or enforcement of the Participant’s rights under the Plan, Oceaneering and the Participant:
(i) agree that exclusive jurisdiction for any such suit, action or legal proceeding is the federal or state courts situated in Houston, Harris County, Texas;
(ii) consent to the jurisdiction of each such court in any such suit, action or legal proceeding and will comply with all requirements necessary to give such court jurisdiction;
(iii) waive any objection either may have to the laying of venue of any such suit, action or legal proceeding in any of such court; and
(iv) waive all rights to a trial by jury.
Participation in the Plan and entering into this Agreement (x) do not create a contract of employment or provide for continuation of employment with Oceaneering or any of its subsidiaries or other affiliates, or (y) preclude the termination of the Participant’s employment at any time by Oceaneering or, if applicable, any of its subsidiaries or other affiliates.
The Participant agrees and acknowledges that this Agreement and the Plan contain the entire understanding of the Participant and the Company with respect to Severance Benefits provided under the Plan and that this Agreement supersedes and replaces any prior Participation Agreement (and any other prior or contemporaneous written or oral agreements or promises).
OCEANEERING INTERNATIONAL, INC.

By:_______________________________
Name:_____________________________
Title:______________________________

PARTICIPANT

__________________________________
Name:_____________________________
Date:______________________________

514904415.8	2

ANNEX A
Restrictive Covenants1
1. Generally. The Participant’s right to Severance Benefits shall be further conditioned upon the Participant’s compliance with the provisions of this Annex A. In the event the Participant fails to comply with any of the provisions of this Annex A, the Participant shall repay to the Company any Severance Benefits that the Participant previously received, and no further Severance Benefits shall be payable to the Participant under the Plan.
2. Definitions. As used in this Annex A, the following terms shall have the following meanings:
“Business” means any specific line of business, or any product or service offering, in which the Company is engaged during the Participant’s employment and as to which the Participant had responsibilities or received Proprietary Information.
“Competing Business” means any Person which, wholly or in any significant part, engages in any business competing with the Business in the Restricted Area.
“Governmental Authority” means any governmental, quasi-governmental, state, county, city or other political subdivision of the United States or any other country, or any agency, court or instrumentality, foreign or domestic, or any statutory or regulatory body thereof.
“Legal Requirement” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement of any Governmental Authority.
[“Non-Compete Period” means the period during which the Participant is employed by the Company and the 12-month period beginning on the Termination Date.
“Non-Solicit Period” means the period during which the Participant is employed by the Company and the 24-month period beginning on the Termination Date.]2
[“Prohibited Period” means the period during which the Participant is employed by the Company and the 24-month period beginning on the Termination Date.]3
“Proprietary Information” includes all confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to the business of the Company, whether
___________________________________________
1 These restrictive covenants are subject to modification for any individual participant to the extent necessary to reflect local law requirements applicable to the participant.
2 Include these definitions of “Non-Compete Period” and “Non-Solicit Period” for participants other than the CEO.
3 Include this definition of “Prohibited Period” for the CEO.

A-1

in written or electronic form of writings, correspondence, notes, drafts, records, maps, invoices, technical and business logs, policies, computer programs, disks or otherwise. Proprietary Information does not include information that is or becomes publicly known through lawful means.
“Restricted Area” means any state or, if outside the United States, any country or subdivision thereof in which the Company (i) is then currently engaged in the Business, (ii) has engaged in the Business during the preceding two years, or (iii) is actively pursuing business opportunities for the Business, and in each such case the Participant either (x) received Proprietary Information about the Company’s operations in such location or (y) worked for the Company in such location during the preceding two years.
3. Confidential Treatment. The Participant acknowledges and agrees that the Participant has acquired, and will in the future acquire as a result of the Participant’s employment by the Company or otherwise, Proprietary Information of the Company which is of a confidential or trade secret nature, and all of which has a great value to the Company and is a substantial basis and foundation upon which the Company’s business is predicated. Accordingly, other than in the legitimate performance of the Participant’s job duties, the Participant agrees:
(a) to regard and preserve as confidential at all times all Proprietary Information;
(b) to refrain from publishing or disclosing any part of the Proprietary Information and from using, copying or duplicating it in any way by any means whatsoever; and
(c) not to use on the Participant’s own behalf or on behalf of any third party or to disclose the Proprietary Information to any person or entity without the prior written consent of Oceaneering.
4. Property of the Company. The Participant acknowledges that all Proprietary Information and other property of the Company which the Participant accumulates during the Participant’s employment with the Company are the exclusive property of the Company. Upon the termination of the Participant’s employment with the Company, or at any time upon the Company’s request, the Participant shall surrender and deliver to the Company (and not keep, recreate or furnish to any third party) any and all work papers, reports, manuals, documents and the like (including all originals and copies thereof) in the Participant’s possession which contain Proprietary Information relating to the business, prospects or plans of the Company. Further, the Participant agrees to use reasonable efforts to search for and delete all Company information, including Proprietary Information, from the Participant’s computer, smartphone, tablet, or any other personal electronic storage devices (excluding, in each case, routine automatic backups that the Participant cannot reasonably access), other than payroll information or other financial information that the Participant may need for Participant’s tax filings, and, upon request, certify to the Company that the Participant has completed this search and deletion process.

514904415.8	A-2

5. Cooperation. The Participant agrees that, following any termination of the Participant’s employment with the Company, the Participant will not disclose, or cause to be disclosed, any Proprietary Information, unless (in any such case) required by court order. Pursuant to the Defend Trade Secrets Act of 2016, the Participant shall not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of any Proprietary Information that (i) is made (A) in confidence to a Federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Company may seek the assistance, cooperation or testimony of the Participant following any such termination in connection with any investigation, litigation or proceeding arising out of matters within the knowledge of the Participant and related to his or her employment by the Company, and in such instance, the Participant shall provide such assistance, cooperation or testimony and Oceaneering shall pay the Participant’s reasonable costs and expenses in connection therewith.
6. Non-Competition; Non-Solicitation.
(a) The Participant and Oceaneering agree to the non-competition and non-solicitation provisions of this Section 6: (i) in consideration for the Proprietary Information provided by the Company to the Participant; and (ii) to protect the Proprietary Information of the Company disclosed or entrusted to the Participant by the Company or created or developed by the Participant for the Company, the business goodwill of the Company developed through the efforts of the Participant and the business opportunities disclosed or entrusted to the Participant by the Company.
(b) Subject to the exceptions set forth in Section 6(c), the Participant expressly covenants and agrees that, during the [Prohibited Period] [Non-Compete Period]4: (i) the Participant will refrain from carrying on or engaging in, directly or indirectly, any Competing Business in the Restricted Area; and (ii) the Participant will not, directly or indirectly, perform duties for, or provide services to, a Competing Business in the Restricted Area in any capacity that is the same as or substantially similar to the functions the Participant performed for the Company during the preceding two years, or that would reasonably be expected to require use or disclosure of the Proprietary Information.
(c) Notwithstanding the restrictions contained in Section 6(b), the Participant may own an aggregate of not more than 1% of the outstanding capital stock or other equity security of any class of any corporation or other entity engaged in a Competing Business, if such capital stock or other equity security is listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, without violating the provisions of Section 6(b), provided that the Participant
___________________________________________
4 Insert “Prohibited Period” for the CEO and “Non-Compete Period” for other Participants.

514904415.8	A-3

does not have the power, directly or indirectly, to control or direct the management or affairs of any such corporation or other entity and is not involved in the management of such corporation.
(d) The Participant further expressly covenants and agrees that, during the [Prohibited Period] [Non-Solicit Period]5, the Participant will not: (i) engage or employ, or solicit or contact with a view to the engagement or employment of, any person who is an officer or employee of the Company; or (ii) canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from the Company any person who or which is or was a customer of the Company, during the preceding two years, and, in each case, either (x) about which the Participant received Proprietary Information or (y) with which the Participant had contact or dealings on behalf of the Company.
(e) The Participant expressly recognizes that the Participant is a key employee and an important member of the management or research and development team who will be provided with access to Proprietary Information and trade secrets as part of the Participant’s employment and that the restrictive covenants set forth in this Annex A are reasonable and necessary in light of the Participant’s position and access to the Proprietary Information.
7. Non-Disparagement. The Participant agrees that, following any termination of the Participant’s employment with the Company, the Participant will not make, publish, or communicate in any public forum or to the media any maliciously false, defamatory, or disparaging remarks, comments, or statements, whether orally or in writing, concerning the Company, the management of the Company, any product or service provided by the Company or the future prospects of the Company. Nothing in this paragraph is intended, or shall be interpreted, to restrict rights under Section 7 of the National Labor Relations Act, including rights to engage in concerted activities, or to preclude truthful testimony or filings with any Governmental Authority.
8. Relief. The Participant and Oceaneering agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in this Annex A are reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Company. The Participant and Oceaneering also acknowledge that money damages would not be sufficient remedy for any breach of this Annex A by the Participant, and the Company shall be entitled to enforce the provisions of this Annex A by terminating any Severance Benefits then owing to the Participant under the Plan or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Annex A A but shall be in addition to all remedies available at law or in equity, including the recovery of
___________________________________________
5 Insert “Prohibited Period” for the CEO and “Non-Solicit Period” for other participants.

514904415.8	A-4

damages from the Participant and the Participant’s agents. However, if it is determined that the Participant has not committed a breach of this Annex A, then the Company shall resume the Severance Benefits due under the Plan and pay to the Participant all Severance Benefits that had been suspended pending such determination.
9. Reasonableness; Enforcement. The Participant acknowledges and agrees that the geographic scope and duration of the covenants contained in this Annex A are fair and reasonable in light of: (a) the nature and wide geographic scope of the operations of the Business; (b) the Participant’s level of control over and contact with the Business in all jurisdictions in which it is conducted; (c) the fact that the Business is conducted throughout the Restricted Area; and (d) the amount of compensation and Proprietary Information that the Participant is receiving in connection with the performance of the Participant’s duties for the Company. It is the desire and intent of the Participant and Oceaneering that the provisions of this Annex A be enforced to the fullest extent permitted under applicable Legal Requirements, whether now or hereafter in effect and, therefore, to the extent permitted by applicable Legal Requirements, the Participant and Oceaneering hereby waive the application of any provision of applicable Legal Requirements that would render any provision of this Annex A invalid or unenforceable, in whole or in part.
10. Reformation. The Company and the Participant agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Annex A would cause irreparable injury to the Company. The Participant expressly represents that enforcement of the restrictive covenants set forth in this Annex A will not impose an undue hardship upon the Participant or any Person affiliated with the Participant. Further, the Participant acknowledges that the Participant’s skills are such that the Participant can be gainfully employed in non-competitive employment, and that the restrictive covenants will not prevent the Participant from earning a living. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced.
11. Protected Disclosures. Notwithstanding any provision to the contrary in the Plan or this Annex A, nothing in the Plan or this Annex A prohibits the Participant from reporting possible violations of law or regulation to any governmental agency or entity, including the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Nothing in the Plan or this Annex A limits the Participant’s ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company. Additionally, the Participant and Oceaneering acknowledge and agree that the Participant does not need the prior authorization of the Company to make any such reports or disclosures, and the Participant is not required to notify the Company or any of its affiliates that the Participant has made such reports or disclosures.

514904415.8	A-5

12. Independence of Covenants. The covenants contained in this Annex A shall operate independently from any similar covenants contained in the Change of Control Plan or any individual agreement entered into between the Participant and the Company.

514904415.8	A-6

Exhibit B
EXHIBIT B
WAIVER AND RELEASE OF CLAIMS
Reference is made in this waiver and release of claims (this “Release”) to the Oceaneering International, Inc. Senior Executive Severance Plan, as amended from time to time (the “Plan”). Capitalized terms used but not defined in this Release have the meanings assigned to them in the Plan.
1.Release. By signing this Release, you hereby, for your own self and on behalf of your heirs, executors, administrators, and assigns, agree to and do hereby RELEASE, ACQUIT, WAIVE and FOREVER DISCHARGE (i) the Company; (ii) any past or present director, officer, employee or agent of the Company, in their individual and official capacities; (iii) the Company’s representatives, predecessors, successors-in-interest, and affiliated companies; and (iv) the present and former shareholders, agents, attorneys, fiduciaries, insurers, heirs, administrators, executors, successors and assigns of any of the foregoing entities and persons named in clauses (i), (ii) and (iii) and any other person, firm or corporation for which any of the foregoing entities and persons named in clauses (i), (ii) and (iii) may be legally responsible or which may be legally responsible for any of them (all collectively, the “Released Parties”), in each case, from any and all claims, liabilities, demands, and causes of action of whatsoever nature, accrued or unaccrued, known or unknown, fixed or contingent, which you may have or claim to have against any of the Released Parties occurring during, arising out of, or related to your employment and/or termination of employment with the Company and/or as a result of any other matter arising through the date of your signature on this Release. This release, acquittal, waiver and discharge includes, but is not limited to, claims arising under federal, state or local laws, whether equitable or legal, causes of action for breach of express or implied written or oral contract, promissory estoppel, tortious interference with contract, claims for personal injury or harm, negligence, intentional infliction of emotional injury, fraud, negligent misrepresentation, negligent supervision, libel, slander, sexual orientation or preference discrimination, race or color discrimination, invasion of privacy, religious discrimination, sex or gender discrimination, national origin discrimination, harassment, wrongful termination, violations of [Chapters 21, 61 and 451 of the Texas Labor Code]6, violations of the Worker Adjustment and Retraining Notification (WARN) Act, violations of Title VII of the Civil Rights Act 1964, violations of the Civil Rights Act of 1866 (42 U.S.C. § 1981), violations of the Age Discrimination in Employment Act, violations of the Older Workers’ Benefit Protection Act, violations of the Genetic Information Nondiscrimination Act, violations of the Occupational Safety and Health Act, violations of the National Labor Relations Act, violations of the Americans with Disabilities Act, violations of the Family Medical Leave Act, violations of the Fair Labor Standards Act or the Equal Pay Act, violations of the Fair Credit Reporting Act, violations of the Consolidated Omnibus Budget Reconciliation Act of 1985
___________________________________________
6 If the Participant is located in a state other than Texas, references to that state’s applicable laws will be added.

514904415.8	B-1

(COBRA) or the Employee Retirement Income Security Act of 1974, and any similar federal, state and local laws, worker’s compensation violations, retaliation for exercise of protected rights, employee health or disability benefit compensation violations, disability or handicap discrimination, loss of consortium, mental anguish, pain and suffering, lost past or future wages, lost past or future bonuses or commissions, vacation or sick pay, pension benefits, costs, punitive or exemplary damages, attorney’s fees, and pre- or post-judgment interest.
2.Settlement. You agree to and hereby accept the Severance Benefits in full compromise and settlement of all claims, demands, causes of action of whatsoever nature accrued or unaccrued, federal or state, equitable or legal occurring during, arising out of or related to your employment and/or termination of employment with the Company, including but not limited to the claims referenced in Section 1.
3.Forfeiture and Recovery of Severance Benefits. If you, or anyone acting on your behalf, breaches any representation or any obligation under this Release or the Plan, including without limitation the Covenants, the Company may, in addition to any other legal or equitable remedies it may have, terminate all Severance Benefits not yet paid or provided to you and recover all Severance Benefits previously paid or provided to you.
4.Exclusions. Excluded from this Release are any claims or rights that cannot be waived by law. Also excluded from this Release is your right to (a) file for workers’ compensation or unemployment compensation, (b) file a charge with an administrative agency or participate in any agency investigation, or (c) receive unpaid wages or vested employee benefits that are due.
5.Acknowledgments. You hereby warrant and represent that you have not (a) filed or caused to be filed any claim against the Released Parties, whether past or present, with any administrative agency, court of law or other tribunal, (b) assigned, sold, delivered, transferred or conveyed any rights you have asserted or may have against any of the aforementioned parties to any person or entity, in each case, with respect to any claims being released hereby, (c) assisted or advised any directors, officers, shareholders, employees or agents of any of the aforementioned parties with respect to the pursuit or evaluation of any claim against any of the aforementioned parties, or (d) engaged in the course of your employment with or services to the Company in (i) any fraudulent, tortious or illegal activity or (ii) any violation of a material policy of the Company that would cause the Company demonstrable material harm.
6.Advised to Seek Consultation. You understand that Section 1 above includes a release of claims under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act. You understand that this Release does not waive rights or claims that arise after the date that you execute this Release. Further, you are advised to consult with legal counsel regarding this Release.
7.Consideration Period. You acknowledge that you have had adequate time to review and consider this Release, and, as a result, enter into this Release willingly and voluntarily. You

514904415.8	B-2

acknowledge that you have until [DATE], which is at least [[21] [45]]7 days after the date that you received this Release, to review and consider this Release.
8.Revocation Period. You understand that you have a period of seven days after the date that you execute this Release during which you may notify the Company that you revoke this Release. If you decide to revoke this Release, notice of revocation must be provided prior to the expiration of the seven-day revocation period to the email address included on the signature page of this Release. This Release will not become effective until after the revocation period expires. If you revoke this Release, you will not receive any of the Severance Benefits. If you timely execute and do not revoke this Release, then this Release, and your entitlement to the Severance Benefits, will become effective on the eighth day after you execute this Release.
9.Agreement Not to Sue. You agree not to sue in any local, state or federal court regarding or relating in any way to your employment with, or termination of employment from, the Company, unless suit is necessary to enforce your rights under the Plan.
10.Non-Admissions. The fact and terms of this Release, and the furnishing of consideration for this Release, are not an admission by the Company of liability or other wrongdoing under any law, but rather such liability is expressly denied. You acknowledge that the parties contemplate an unequivocal, complete and final dissolution of the employment relationship.
11.Severability. If any provision of this Release is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Release in full force and effect.
12.Entire Agreement. This Release (together with the Plan and the Participation Agreement) sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties as to its subject matter. You acknowledge that you have not relied on any representations, promises or agreements of any kind made to you in connection with your decision to accept this Release except for those set forth in this Release, the Plan and the Participation Agreement.
13.Binding Agreement. This Release shall be binding upon and inure to the benefit of (a) your heirs, successors, personal representatives and legal representatives and (b) any successor of the Company.
14.Dispute Resolution. Section 4.2 of the Plan is incorporated by reference into this Release.
[Signature page follows]
___________________________________________
7 21 days will be included here, unless the Company determines that the Participant’s termination was in connection with an “exit incentive or other employment termination program” (as defined in the Older Workers’ Benefit Protection Act), in which case 45 days will be included here.

514904415.8	B-3

If you accept and agree to the terms of this Release, within the time frame described in this Release, please sign on the appropriate line below and return by email to the Company's General Counsel.

BY SIGNING THIS RELEASE, I ACKNOWLEDGE THAT I HAVE HAD THE OPPORTUNITY TO CONSULT WITH A LEGAL ADVISOR OF MY CHOICE, THAT I HAVE CAREFULLY REVIEWED AND CONSIDERED THIS RELEASE, THAT I UNDERSTAND THE TERMS OF THIS RELEASE, AND THAT I VOLUNTARILY AGREE TO THE TERMS OF THIS RELEASE.

______________________________________
[Participant]
______________________________________
Date

514904415.8	[Signature Page to Release]